Exhibit 10.1

This CONTRACT, effective as of June 29, 2018 (the “Effective Date”), is by and between Chevron Corporation, with offices at 6001 Bollinger Canyon Road, San Ramon, CA 94583 (“Company”), and John S. Watson (“Retired Executive”).
This Contract is intended to memorialize the agreement by and between the Company and Retired Executive with respect to Retired Executive’s post-retirement services to the Company.

1.
From time to time, Retired Executive shall perform services to the Company as the Company may request. Such services shall include meeting with Company’s Chief Executive Officer and other Company personnel, providing historical background information, attending Company and Company sponsored events, and assisting with promoting the Company’s good reputation through serving on other Boards of Directors and participating in charitable activities. These activities should not consume more than twenty hours per month of the Retired Executive’s time.

2.	Company will provide Retired Executive with an office of the Company’s selection and an administrative support staff person to assist the Retired Executive in providing these services to the Company.

3.
Retired Executive and Company acknowledge and agree that the parties’ relationship between them with respect to the services to be provided by the Retired Executive to the Company under this Contract shall be one of an independent contractor.

4.	Retired Executive may not assign its rights or obligations under this Contract without the prior written consent of the Company.

The Parties have executed this Contract as evidenced by the following signatures of authorized representatives of the Parties.

Company:	Retired Executive:
Chevron Corporation

Signature:	Signature:

/S/ Kari H. Endries	/s/ John S. Watson
Name: Kari H. Endries	Name: John S. Watson
Title: Assistant Secretary	Title: Chairman and CEO, Retired
Date: June 27, 2018	Date: June 20, 2018

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